Herman Miller Reports Planned Strategic Investments, Strong Cash Flow in the Third Quarter of FY2012
Webcast to be held Thursday, March 22, 2012, at 9:00 AM EDT

Release	Immediate
Date	March 21, 2012
Contact	Jeff Stutz (616) 654 8538 or jeff_stutz@hermanmiller.com
Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com
Media: Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc. (NASDAQ: MLHR), today announced results for its third quarter ended March 3, 2012. The company reported net sales in the quarter of $399.8 million; a decrease of 3.6% from the third quarter of fiscal 2011. New orders in the third quarter of $360.5 million were 2.1% lower than the prior year level. Sales and orders in the prior year third quarter include activity relating to dealerships the company has since sold. Excluding the impact of these dealer de-consolidations, net sales and orders in the third quarter of fiscal 2012 increased 0.8% and 3.0%, respectively. Relative to the second quarter of fiscal 2012, net sales in the third quarter decreased 10.3%. New orders in the third quarter decreased 18.1% on a sequential-quarter basis.
The company also announced the closing of its acquisition of POSH Office Systems will occur on April 2, 2012, and will include a net cash purchase price of approximately $50 million. POSH is based in Hong Kong and has distribution throughout mainland China.
Brian Walker, Chief Executive Officer, stated, “Our financial results this quarter reflect the continued strength of our international business, particularly within Asia and Latin America. These emerging markets remain an important point of emphasis in our growth strategy, and we are thrilled to announce the planned closing of the POSH acquisition.”

Mr. Walker continued, “Within North America, business levels in the quarter were constrained by a slowdown in sales and orders to the U.S. federal government and within the healthcare sector. We were, however, very encouraged to see solid year-over-year increases across most other North American customer groups as well as in our Specialty and Consumer segment. Given the momentum of our international operations, the acquisition of POSH, and the improving state of the broader U.S. economy, we are increasingly confident in the future growth prospects of our business.”

FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)
	Three Months Ended		Nine Months Ended
	3/3/2012	2/26/2011	% Chg.	3/3/12 (40 wks)	2/26/11 (39 wks)	% Chg.
Net Sales	$399.8	$414.8	(3.6)	$1,303.5	$1,207.7	7.9
Gross Margin %	33.6%	32.1%	N/A	33.8%	32.5%	N/A
Operating Expenses	$108.9	$101.9	6.9	$332.8	$297.6	11.8
Restructuring Expenses	—	—	N/A	—	$3.0	N/A
Operating Earnings %	6.3%	7.5%	N/A	8.3%	7.6%	N/A
Adj. Operating Earnings %*	6.3%	6.2%	N/A	8.3%	6.6%	N/A
Net Earnings	$14.9	$19.8	(24.7)	$63.2	$53.8	17.5
Earnings per share-diluted	$0.26	$0.29	(10.3)	$1.08	$0.77	40.3
Adj. Earnings per share-diluted*	$0.26	$0.29	(10.3)	$1.08	$0.80	35.0
Orders	$360.5	$368.1	(2.1)	$1,281.9	$1,223.8	4.7
Backlog	$243.8	$268.7	(9.3)
*Items indicated represent Non-GAAP measurements; see “Reconciliation of Non-GAAP Financial Measures” below.

Third Quarter Fiscal Year 2012 Financial Results

Sales within Herman Miller's North American reportable segment of $280.2 million were down 9.8% from the prior year. New orders in the third quarter totaled $247.4 million; reflecting a decrease of 6.9% from the same period last fiscal year. Adjusting for the impact of dealer de-consolidation, segment sales decreased 4.3% and orders were flat relative to the third quarter of fiscal 2011. On a sequential basis, sales in the North American reportable segment decreased 12.9% from the second quarter level. On this same basis, segment orders were down 19.2%.

The non-North American reportable segment reported net sales of $77.8 million for the quarter. This represents a 14.7% increase from the year ago period. New orders in the quarter of $78.5 million were up 11.5% on a year-over-year basis. Sequentially, segment sales and orders decreased 11.1% and 14.7%, respectively, from the second quarter of this fiscal year.

Net sales in the third quarter for the Specialty and Consumer reportable segment were $41.8 million; up 15.2% from the prior year period. New orders in the quarter were 7.7% higher than the third quarter of last year. On a sequential-quarter basis, segment sales were up 14.8% from the second quarter level while new orders decreased 17.3%.

The company's consolidated gross margin in the third quarter was 33.6% representing a 150 basis-point improvement from the prior year. Non-recurring accrual adjustments recorded in the third quarter of fiscal 2012 had the effect of increasing Herman Miller's gross margin by approximately $2.3 million or 60 basis-points. In addition to the impact of these adjustments, benefit captured from recent price increases and a relative decrease in employee bonus expenses drove significant improvement in the period. Excluding the non-recurring accrual adjustments in the third quarter, the sequential gross margin decrease was approximately 110 basis-points; an amount consistent with the company's expectations coming into the quarter.
Operating expenses in the third quarter of $108.9 million were $7.0 million higher than the prior year. Approximately $5 million of this increase was driven by reductions made in the prior year to contingent liabilities associated with the Nemschoff acquisition, thus reducing operating expenses in that period. Herman Miller also recognized expenses totaling $2.4 million in the third quarter of fiscal 2012 relating to increased reserve balances. On a sequential-quarter basis, operating expenses were $2.5 million below the level reported in the second quarter of this fiscal year.
Herman Miller's effective income tax rate in the third quarter was 30.3%. This was slightly below company expectations for the period. In the prior year third quarter, Herman Miller's effective tax rate was 24.4%, which was driven by benefits from R&D tax credit legislation that was signed into law in December 2010.
Diluted earnings per share in the third quarter were $0.26 compared to $0.29 in the prior year period and $0.41 in the second quarter of this fiscal year.
Cash flow generated from operations in the third quarter was $43.7 million compared to $22.0 million in the third quarter of last fiscal year. The company ended the quarter with total cash of $217.8 million; an increase of $36.8 million from the amount held at the end of the second quarter of this fiscal year.

Greg Bylsma, Chief Financial Officer, stated, “Apart from the offsetting accrual adjustments in gross margin and operating expenses, our results this quarter generally aligned with our range of expectations coming into the period. As expected, our sequential gross margin comparison was negatively impacted by the seasonal dip in factory production schedules. However, we were very pleased with the net benefit captured from our most recent price increases, the organization's overall control of operating expenses, and the solid rebound in cash flows compared to the second quarter of this year.”

Looking forward, Herman Miller expects net sales in the fourth quarter of fiscal 2012 to be in the range of $415 million to $435 million. Earnings per share in the period are expected to range between $0.28 and $0.32.
Pension Update

Herman Miller is also announcing its intent to change its employee retirement programs from a defined benefit-based model to a defined contribution structure. As part of this action the company will contribute between $40 million and $45 million, net of tax benefits, to fund three separate plans at or near the close of fiscal 2012.
In conjunction with this funding, the company intends to eliminate future benefit accruals in its primary U.S. defined benefit plan in September 2012. At that time, the company will begin to transition employees to a new defined contribution program and subsequently terminate its U.S. defined benefit plans. The termination process is expected to take 12 to 24 months from the time the benefit accruals are frozen. The company emphasized these actions will not result in a reduction to its employee benefit package.
Mr. Walker stated, “Our solid cash reserves enable us to make a move that offers multiple benefits for our business, shareholders, and employees. The cash requirements of our existing plans have been well in excess of the benefit provided to our employees. Ultimately, our plans have proven to be especially costly during downturns in the economy. Over the long term, these actions will result in less volatility, reduced balance sheet risk, and create a more competitive cost structure. The actions will also free up future cash flow for strategic growth investments, improve borrowing capacity, and make cash available for return to shareholders.”

As a result of these moves, the company expects to accelerate the recognition of non-cash, pre-tax actuarial losses associated with its defined benefit plans. These are expected to be approximately $25 million in fiscal 2013 and approximately $125 million in fiscal 2014.

Mr. Bylsma concluded, “The amount and timing of non-cash pension accounting charges will make our income statement a bit complicated throughout the termination period. In spite of this, we believe any short term discomfort is more than offset by the real gain in cash flow and financial flexibility it will give us moving forward. Our decision is based on a thorough review of our benefit plans by both the management team and the Board of Directors, and is the best economic answer for our business, shareholders, and employees. During the transition period, we will make certain that our financial results and forward guidance are transparent and disclose the full operating performance of our business. We look forward to sharing much more of the underlying detail of these plans during an extended third quarter investor conference call.”

The company announced a live webcast to discuss the results of the third quarter of fiscal 2012 on Thursday, March 22, 2012, at 9:00 a.m. EDT. To ensure your access to the webcast, you should allow extra time to visit the company's website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

Operating Segment Information
The table below summarizes select financial information, for the periods indicated, related to each of the company's reportable operating segments. The North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States and Canada. The business associated with the company's owned contract furniture dealers is also included in the North American Furniture Solutions segment. The non-North American Furniture Solutions segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, for Mexico and outside of North America. The Specialty and Consumer segment includes the operations associated with the design, manufacture, and sale of high-end furniture products including Geiger wood products, a collection of classic products, and our North American consumer retail business. The Corporate category consists primarily of startup business and unallocated corporate expenses including, if applicable to the periods shown, restructuring and impairment costs.

(in millions)	Three Months Ended		Nine Months Ended
	3/3/2012	2/26/2011	3/3/2012	2/26/2011
Net Sales:
North American Furniture Solutions	$280.2	$310.7	$932.4	$904.2
Non-North American Furniture Solutions	77.8	67.8	250.2	207.3
Specialty and Consumer	41.8	36.3	120.9	96.2
Corporate	—	—	—	—
Total	$399.8	$414.8	$1,303.5	$1,207.7

Operating Earnings (Loss):
North American Furniture Solutions	$16.4	$24.8	$73.2	$78.7
Non-North American Furniture Solutions	5.3	3.3	23.7	10.0
Specialty and Consumer	3.9	3.2	11.7	8.1
Corporate	(0.3)	(0.2)	(0.8)	(5.0)
Total	$25.3	$31.1	$107.8	$91.8

Supplemental Reconciliation: Components of Earnings Per Share
The following table summarizes the components of the numerator and denominator used in the calculation of earnings per share for the quarterly periods indicated.

Earnings Per Share - Basic	Three Months Ended
	3/3/2012	2/26/2011
Numerator (in millions): Net Earnings	$14.9	$19.8

Denominator: Weighted-Average Common Shares Outstanding	58,215,396	57,087,710

Earnings Per Share - Diluted	Three Months Ended
	3/3/2012	2/26/2011
Numerator (in millions): Net Earnings	$14.9	$19.8
Adjustment to earnings related to contingent purchase consideration that can be settled in common stock at the company's option, net of tax	—	(3.4)
Numerator for diluted EPS	$14.9	$16.4

Denominator: Weighted-Average Common Shares Outstanding	58,215,396	57,087,710
Potentially dilutive shares resulting from stock plans	278,460	337,723
Denominator for diluted EPS	58,493,856	57,425,433

Supplemental Reconciliation: Components of Earnings Per Share
The following table summarizes the components of the numerator and denominator used in the calculation of earnings per share for the year-to-date periods indicated.

Earnings Per Share - Basic	Nine Months Ended
	3/3/2012	2/26/2011
Numerator (in millions): Net Earnings	$63.2	$53.8

Denominator: Weighted-Average Common Shares Outstanding	58,144,031	57,032,799

Earnings Per Share - Diluted	Nine Months Ended
	3/3/2012	2/26/2011
Numerator (in millions): Net Earnings	$63.2	$53.8
Adjustment to earnings related to contingent purchase consideration that can be settled in common stock at the company's option, net of tax	—	(9.5)
Numerator for diluted EPS	$63.2	$44.3

Denominator: Weighted-Average Common Shares Outstanding	58,144,031	57,032,799
Potentially dilutive shares resulting from stock plans	270,676	620,149
Denominator for diluted EPS	58,414,707	57,652,948

Reconciliation of Non-GAAP Financial Measures
This release contains Adjusted Earnings per Share and Adjusted Operating Earnings measures, which are both Non-GAAP financial measures. Adjusted Earnings per Share and Adjusted Operating Earnings are calculated by excluding from Earnings per Share and Operating Earnings items that we believe are not indicative of our ongoing operating performance. For the periods covered by this release, such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate and adjustments to acquisition-related contingent purchase price liabilities. We present Adjusted Earnings per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful in analyzing ongoing results from operations.
Adjusted Earnings per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered an alternative to Earnings per Share or Operating Earnings under GAAP. Adjusted Earnings per Share and Adjusted Operating Earnings have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings per Share and Adjusted Operating Earnings only as a supplement.
The following table reconciles Adjusted Earnings per Share to Earnings per Share for the periods indicated.

	Three Months Ended		Nine Months Ended
	3/3/2012	2/26/2011	3/3/2012	2/26/2011
Earnings per Share - Diluted	$0.26	$0.29	$1.08	$0.77
Add back: Restructuring charges	—	—	—	0.03
Adjusted Earnings per Share - Diluted	$0.26	$0.29	$1.08	$0.80

The following table reconciles Adjusted Operating Earnings to Operating Earnings for the periods indicated.

(Dollars in millions)	Three Months Ended		Nine Months Ended
	3/3/2012	2/26/2011	3/3/2012	2/26/2011
Operating Earnings	$25.3	$31.1	$107.8	$91.8
Add: Restructuring expenses	—	—	—	3.0
Less: Adjustments to contingent purchase consideration	—	(5.4)	—	(15.1)
Adjusted Operating Earnings	$25.3	$25.7	$107.8	$79.7

About Herman Miller
Herman Miller works for a better world around you--with inventive designs, technologies and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $1.6 billion in revenue in fiscal 2011. Innovative business practices and a commitment to social responsibility have also established Herman Miller as a recognized global company. In 2011, Herman Miller again received the Human Rights Campaign Foundation's top rating in its annual Corporate Equality Index and was also cited by FORTUNE as the "Most Admired" company in the contract furniture industry. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recovery in the U.S. and international markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and customers, the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.

Financial highlights for the quarter ended March 3, 2012, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Three Months Ended
	March 3, 2012		February 26, 2011
Net Sales	$399.8	100.0%	$414.8	100.0%
Cost of Sales	265.6	66.4%	281.8	67.9%
Gross Margin	134.2	33.6%	133.0	32.1%
Operating Expenses	108.9	27.2%	101.9	24.6%
Operating Earnings	25.3	6.3%	31.1	7.5%
Other Expense, net	3.9	1.0%	4.9	1.2%
Earnings Before Income Taxes	21.4	5.4%	26.2	6.3%
Income Tax Expense	6.5	1.6%	6.4	1.5%
Net Earnings	$14.9	3.7%	$19.8	4.8%
Earnings Per Share - Basic	$0.26		$0.35
Weighted Average Basic Common Shares	58,215,396		57,087,710
Earnings Per Share - Diluted	$0.26		$0.29
Weighted Average Diluted Common Shares	58,493,856		57,425,433

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Nine Months Ended
	March 3, 2012		February 26, 2011
Net Sales	$1,303.5	100.0%	$1,207.7	100.0%
Cost of Sales	862.9	66.2%	815.3	67.5%
Gross Margin	440.6	33.8%	392.4	32.5%
Operating Expenses	332.8	25.5%	297.6	24.6%
Restructuring Expenses	−	−	3.0	0.3%
Operating Earnings	107.8	8.3%	91.8	7.6%
Other Expense, net	14.0	1.1%	16.1	1.3%
Earnings Before Income Taxes	93.8	7.2%	75.7	6.3%
Income Tax Expense	30.6	2.3%	21.9	1.8%
Net Earnings	$63.2	4.8%	$53.8	4.5%
Earnings Per Share - Basic	$1.09		$0.94
Weighted Average Basic Common Shares	58,144,031		57,032,799
Earnings Per Share - Diluted	$1.08		$0.77
Weighted Average Diluted Common Shares	58,414,707		57,652,948

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Nine Months Ended
	March 3, 2012	February 26, 2011

Net Earnings	$63.2	$53.8
Cash Flows provided by Operating Activities	82.4	52.5
Cash Flows used for Investing Activities	(6.2)	(23.0)
Cash Flows used for Financing Activities	(0.6)	(4.3)
Effect of Exchange Rates	−	3.7
Net Increase in Cash	75.6	28.9
Cash, Beginning of Period	$142.2	$130.5
Cash, End of Period	$217.8	$159.4

Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	March 3, 2012	May 28, 2011
Assets
Current Assets
Cash and Cash Equivalents	$217.8	$142.2
Marketable Securities	10.7	11.0
Accounts Receivable, net	154.9	193.1
Inventories, net	56.3	66.2
Prepaid Expenses and Other	50.7	59.2
Total Current Assets	490.4	471.7
Net Property and Equipment	159.3	169.1
Other Assets	166.0	167.2
Total Assets	$815.7	$808.0
Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable	93.2	112.7
Accrued Liabilities	129.1	153.1
Total Current Liabilities	222.3	265.8
Long-term Debt	250.0	250.0
Other Liabilities	74.3	87.2
Total Liabilities	546.6	603.0
Shareholders' Equity	269.1	205.0
Total Liabilities and Shareholders' Equity	$815.7	$808.0